EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
EXHIBIT B:
 Attachment to item 77Q3:
 Clarification of certain NSAR information
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EXHIBIT A:
RESULTS OF SHAREHOLDER MEETING

A special meeting of Shareholders of Phoenix Portfolios
(the "Trust") was held on February 20, 2004 for the following purpose:

1. To reconstitute the Board of Trustees ("Board") and to elect thirteen trustees to such Board to serve until the next meeting of shareholders at which trustees are elected.

On the record date of December 22, 2003 there were 10,077,179 shares outstanding representing 111,245,312 votes. Of the shares outstanding, 72.2% were voted.

NUMBER OF VOTES
                            FOR        WITHHELD AUTHORITY FOR

1. To reconstitute the Board of Trustees and elect thirteen trustees as follows:


E. Virgil Conway		79,267,711		1,052,912

Harry Dalzell-Payne	79,263,795		1,056,828

S. Leland Dill		79,276,882		1,043,741

Frances E. Jeffries	79.317,226		1,003,397

Leroy Keith, Jr.		79,320,505		1,000,119

Marilyn E. LaMarche	79,293,327		1,027,296

Philip R. McLoughlin	79,298,056		1,022,568

Geraldine M. McNamara	79,297,464		1,023,159

Everett L. Morris		79,301,191		1,019,432

James M. Oates		79,298,056		1,022,568

Donald B. Romans		79,298,056		1,022,568

Richard E. Segerson	79,300,469		1,020,155

Lowell P. Weicker		79,221,170		1,099,453


EXHIBIT B:
Registrant Name: Phoenix Market Neutral Fund

Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 73B, 73C, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2
Series 1 - All Classes zero

73A1/72A2
Series 1 - All Classes zero

74U1/74U2-
Series 1 - Class A 4,751, Class B 1,294, Class C 2,291.

74V1/74V2-
Series 1 - Class A $11.14, Class B $10.96, Class C $10.90.